Exhibit 99.1

ISLE OF CAPRI CASINOS, INC. ANNOUNCES

FISCAL 2017 SECOND QUARTER RESULTS

SAINT LOUIS, MO — December 1, 2016 — Isle of Capri Casinos, Inc. (NASDAQ: ISLE) (the “Company”) today reported financial results for the second quarter ended October 23, 2016 and other Company-related news.

Fiscal 2017 Second Quarter Highlights

•                  Diluted net income per share from continuing operations increased to $0.54 per share from $0.14 in the prior year quarter.

•                  Property Adjusted EBITDA increased 1.8% year over year, led by record second quarter results from the four Missouri properties and Waterloo.

•                  Adjusted EBITDA at Bettendorf increased 26.2% year over year in its first full quarter of operating the new land-based gaming and entertainment facility.

Consolidated Financial Results

The following table outlines the Company’s financial results (dollars in millions, except per share data, unaudited):

	Three Months Ended		Six Months Ended
	October 23,	October 25,	October 23,	October 25,
	2016	2015	2016	2015
Net revenues	$198.6	$200.5	$404.2	$408.7
Consolidated Adjusted EBITDA (1)	42.9	43.3	88.2	88.1

Income from continuing operations	22.4	5.8	31.0	11.3
Income from discontinued operations	1.3	5.6	3.0	3.3
Net income	23.7	11.4	34.0	14.6

Diluted income per share from continuing operations	0.54	0.14	0.75	0.27
Diluted income per share from discontinued operations	0.03	0.14	0.07	0.08
Diluted net income per share	0.57	0.28	0.82	0.35
Adjusted diluted net income per share (2)	0.13	0.14	0.35	0.34

(1)         For a further description of Consolidated Adjusted EBITDA, refer to the reconciliation tables following the narrative and the definition of Adjusted EBITDA in footnote (1) of this release.

(2)         For a reconciliation of the GAAP basis per share amounts to adjusted income (loss) per share, refer to the reconciliation table labeled “Reconciliation of GAAP Income (Loss) from Continuing Operations to Adjusted Income (Loss) and GAAP Income (Loss) from Continuing Operations Per Share to Adjusted Income (Loss) Per Share.”

Eric Hausler, the Company’s chief executive officer, commented:

“We grew Property Adjusted EBITDA and Adjusted EBITDA margins year over year during the second quarter.  In the first two months of the quarter, we experienced softer year-over-year trends; however, we saw a solid rebound in October, which has continued into the early part of our fiscal third quarter.

“Property Adjusted EBITDA increased 1.8%, led by record quarterly Adjusted EBITDA results from our four Missouri properties and Waterloo, while Bettendorf generated strong initial results from its land-based facility, as Adjusted EBITDA increased 26.2% year over year.

“Our Adjusted EBITDA was relatively flat year over year in the second quarter against a challenging comparison of a 9% increase in the prior year, as we had higher corporate expenses largely due to the impact of incremental legal expenses during the quarter.

“The second quarter was the first full operating quarter for our new land-based casino and entertainment facility in Bettendorf.  We led the Quad Cities market in total gaming revenues in each of the months since the property opened.  While still early, we are pleased with the initial returns on our investment.  Customer reception to the land-based facility has been very positive.

“During the quarter, we continued to reinvigorate our properties through prudent capital investments.  We expect to complete the previously announced buffet renovations at Kansas City and Black Hawk in early December.  We also completed the addition of new hotel furniture at Black Hawk, exterior painting and signage at Boonville and several other projects.

“At the same time, we improved our balance sheet during the second quarter. Our debt balance is now below $900 million, as we reduced debt by $34.5 million during the second quarter.

“During the quarter, we executed on a variety of other strategic initiatives which we believe significantly enhanced shareholder value.  Most notably, on September 19th we announced that we have signed a definitive agreement to sell all of the outstanding shares of stock of the Company to Eldorado Resorts, Inc. (NASDAQ: ERI) for approximately $950 million in cash and stock.  We believe this transaction, which will create a regional gaming company with significant scale, geographic diversity and free cash flow, provides our shareholders with both immediate value and the benefit from the potential upside expected from the significant operating synergies between these two companies.  We are working closely with the Eldorado team to plan a smooth transition, and expect the transaction to close in the second quarter of calendar 2017.

“Subsequent to the announcement of the transaction with Eldorado, we announced that we have entered into a definitive agreement to sell Marquette to an affiliate of Casino Queen for approximately $40 million.  In combination with the previously announced $134.5 million sale of Lake Charles to Laguna Development Corporation, the replacement of the riverboat in Bettendorf, and other completed transactions, over 95% of our pro forma Adjusted EBITDA is now generated by land-based or barge-based casino operations compared to five years ago when over 30% of our EBITDA came from first-generation riverboats.”

Financial Highlights

The second quarter results reflect both Lake Charles and Marquette in discontinued operations and as assets held for sale for all periods presented.

Net revenues for the current quarter were $198.6 million, compared to $200.5 million in the prior year quarter, down 0.9%.

Consolidated Adjusted EBITDA was $42.9 million for the quarter compared to $43.3 million in the prior year quarter, down 0.9%.  Consolidated Adjusted EBITDA margins increased slightly to 21.6%.  Operating income decreased to $21.3 million from $23.7 million in the prior year quarter, as the current quarter contained $3.4 million of transaction costs related to the previously announced transaction with Eldorado Resorts, Inc.

Interest expense was $16.8 million compared to $17.0 million in the prior year quarter, as a result of our lower overall debt balance.

Our income tax benefit for the current quarter reflects the reversal of $19.6 million in tax valuation allowances as a result of the announced sale of Lake Charles and Marquette associated with their indefinite lived intangible assets becoming definite lived.

On a GAAP basis, diluted income per share from continuing operations was $0.54 compared to diluted income per share from continuing operations of $0.14 in the prior year’s quarter.  Adjusted diluted net income per share was $0.13 during the current quarter compared to $0.14 in the prior year’s quarter.

Operating Results

(All comparisons are to the prior year quarter)

Black Hawk — Net revenues decreased $1.9 million, or 5.7%, to $31.7 million and Adjusted EBITDA decreased $1.0 million, or 9.7%, to $9.0 million, at our two casinos in Black Hawk. The property was impacted by the closure of the buffet for renovation during the quarter and an increased competitive environment.

Pompano — Net revenues decreased $1.1 million, or 2.7%, to $37.5 million, and Adjusted EBITDA decreased 9.1%, to $6.6 million at Pompano Park.  We experienced a brief closure for Hurricane Matthew during the quarter which impacted operating results.  We also expensed approximately $0.3 million in costs related to the potential development of a new administration building, which we determined we would not move forward with during the quarter.

Iowa — Net revenues for our Iowa properties increased $1.9 million, or 4.8%, compared to prior year, and Adjusted EBITDA increased $1.5 million, to $12.9 million.

The second quarter was the first full quarter of operations at our new land-based facility in Bettendorf.  Net revenues increased $2.5 million and Adjusted EBITDA increased $1.3 million,

or 26.2%, for the quarter year over year at our Bettendorf property.  Adjusted EBITDA margins improved 290 bps to 29.0%, from a combination of higher revenues and the new more efficient facility.  We will continue to refine the operations during the coming quarters to optimize our ramp up of the new facility.

Waterloo posted its highest second quarter Adjusted EBITDA since opening in June 2007 as a result of a more efficient cost structure.  Adjusted EBITDA margins at the property improved 185 basis points and Adjusted EBITDA increased $0.2 million, or 3.1%, to $6.8 million.

Mississippi — Net revenues for Lula and Vicksburg decreased 3.4%, to $18.4 million while Adjusted EBITDA increased $0.1 million, to $4.0 million, or 1.8%.

Vicksburg’s net revenues increased $0.5 million, or 7.9%, and Adjusted EBITDA increased $0.5 million, or 37.1%, to $1.8 million.  The property has continued to benefit from changes in our marketing reinvestment strategy and the management team’s strong focus on operational efficiency.

The Lula market continues to be negatively impacted by increased competition in the Arkansas market.  Net revenues at our Lula property decreased $1.2 million, to $11.0 million and Adjusted EBITDA decreased $0.4 million, or 15.4%.

Missouri — Net revenues for our Missouri properties increased $0.3 million, to $59.9 million and Adjusted EBITDA increased $1.1 million, to $17.1 million.  Our Missouri properties continue to post strong results with all four producing their highest second quarter Adjusted EBITDA since opening/acquisition.

Cape Girardeau’s net revenues increased $0.3 million, or 1.9%, and Adjusted EBITDA increased $0.5 million, to $3.6 million or 14.2%.  The property’s Adjusted EBITDA margin improved 254 bps and the property generated 155% flow-through on incremental revenues.

Boonville continues to post the Company’s highest Adjusted EBITDA margin, at 36.6% for the quarter.  During the second quarter of fiscal 2017, net revenues increased 2.7%, to $19.4 million and Adjusted EBITDA increased 3.6%, to $7.1 million, as the property benefited from recent hotel room renovations as well as more productive marketing reinvestment.

Kansas City reported record second quarter Adjusted EBITDA, despite net revenues decreasing 2.9%, to $17.0 million. Adjusted EBITDA increased 7.5%, to $4.2 million. We began remodeling and rebranding the Kansas City buffet to a Farmer’s Pick in late June which caused some construction disruption at the property. We expect to reopen the buffet in early December.

In Caruthersville, net revenues were flat at $8.2 million while Adjusted EBITDA improved by 4.6%, to $2.1 million, and Adjusted EBITDA margins improved 101 bps primarily due to continued strategic marketing spending and capital investments we have made to the property.

Pennsylvania — At Nemacolin, net revenues decreased 6.2%, to $9.0 million while Adjusted EBITDA decreased $0.1 million to a loss of $(0.1) million.  The property was impacted by an increase in table games tax rates during the quarter, as well as an increase in state administrative fees.

Corporate Expenses

Corporate and development expenses were $8.3 million for the quarter compared to $7.0 million in the second quarter of fiscal 2016, largely as a result of higher legal fees of approximately $0.5 million related to ongoing litigation during the quarter.

Non-cash stock compensation expense was flat at $1.6 million for the second quarter of both fiscal 2017 and fiscal 2016.

Capital Structure and Capital Expenditures

As of October 23, 2016, the Company had:

•                  $53.9 million in cash and cash equivalents, excluding $32.0 million in restricted cash and investments;

•                  $897.2 million in total debt; and

•                  $249.4 million in net line of credit availability, the outstanding balance on the revolving credit facility was $42.3 million at quarter end, while leverage for bank purposes was 4.4x.

Second quarter capital expenditures were $10.0 million, excluding spending related to the land-based project in Bettendorf.  We spent $7.2 million in the second quarter of fiscal 2017 on the land-based project at Bettendorf.  For the project through the end of the second quarter, we have expended $51.6 million.

Conference Call Information

Isle of Capri Casinos, Inc. will not be hosting a conference call this quarter.

About Isle of Capri Casinos, Inc.

Isle of Capri Casinos, Inc. is a leading regional gaming and entertainment company dedicated to providing guests with an exceptional experience at each of the 14 casino properties that it owns or operates, primarily under the Isle and Lady Luck brands.  The Company currently operates gaming and entertainment facilities in Colorado, Florida, Iowa, Louisiana, Mississippi, Missouri, and Pennsylvania. More information is available at the Company’s website, www.islecorp.com.

Additional Information

The information in this press release is not a substitute for the proxy statement/prospectus that Eldorado and Isle will file with the Securities and Exchange Commission (“SEC”), which will include a prospectus with respect to shares of Eldorado common stock to be issued in the merger and a proxy statement of each of Eldorado and Isle in connection with the mergers between Eldorado and Isle. The proxy statement/prospectus will be sent or given to the stockholders of Eldorado and Isle when it becomes available and will contain important information about the merger and related matters, including detailed risk factors. SECURITY HOLDERS OF ELDORADO AND ISLE ARE ADVISED TO READ THE PROXY STATEMENT/PROSPECTUS CAREFULLY WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGERS. The proxy statement/prospectus and other documents that will be filed with the SEC by Eldorado and Isle will be available without charge at the SEC’s website, www.sec.gov, or by directing a request when such a filing is made to Isle of Capri Casinos, Inc. by mail at 600 Emerson Road, Suite 300, Saint Louis, Missouri 63141, Attention: Investor Relations, by telephone at (314) 813-9200, or by going to the Investors page on Isle’s corporate website at www.islecorp.com. A final proxy statement or proxy statement/prospectus will be mailed to stockholders of Eldorado and Isle as of their respective record dates.

The information in this press release is neither an offer to sell nor the solicitation of an offer to sell, subscribe for or buy any securities, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. This press release is also not a solicitation of any vote in any jurisdiction pursuant to the proposed transactions or otherwise. No offer of securities or solicitation will be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Proxy Solicitation

Eldorado and Isle, and certain of their respective directors, executive officers and other members of management and employees may be deemed participants in the solicitation of proxies in connection with the proposed transactions. Information about the directors and executive officers of Eldorado is set forth in the proxy statement for Eldorado’s 2016 annual meeting of stockholders and Eldorado’s 10-K for the year ended December 31, 2015. Information about the directors and executive officers of Isle is set forth in the proxy statement for Isle’s 2016 annual meeting of shareholders and Isle’s Form 10-K for the year ended April 24, 2016. Investors may obtain additional information regarding the interests of such participants in the proposed transactions by reading the prospectus/proxy statement for such proposed transactions when it becomes available.

Forward-Looking Statements

This press release may be deemed to contain forward-looking statements, which are subject to change. These forward-looking statements may be significantly impacted, either positively or negatively by various factors, including without limitation, licensing, and other regulatory approvals, financing sources, development and construction activities, costs and delays, weather, permits, competition and business conditions in the gaming industry. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein.

Additional information concerning potential factors that could affect Isle’s financial condition, results of operations and expansion projects, is included in Isle’s filings with the SEC, including, but not limited to, its Form 10-K for the most recently ended fiscal year.

CONTACT:

Isle of Capri Casinos, Inc.,

Jill Alexander, Senior Director of Corporate Communication-314.813.9368

###

ISLE OF CAPRI CASINOS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	October 23,	October 25,	October 23,	October 25,
	2016	2015	2016	2015
Revenues:
Casino	$209,439	$210,197	$427,420	$428,039
Rooms	5,897	5,624	11,614	11,235
Food, beverage, pari-mutuel and other	25,518	26,457	52,484	53,808
Gross revenues	240,854	242,278	491,518	493,082
Less promotional allowances	(42,292)	(41,824)	(87,310)	(84,400)
Net revenues	198,562	200,454	404,208	408,682
Operating expenses:
Casino	29,767	30,793	60,768	62,078
Gaming taxes	53,187	53,503	108,437	108,994
Rooms	1,526	1,516	2,880	2,938
Food, beverage, pari-mutuel and other	8,975	9,851	18,779	20,588
Marine and facilities	10,464	11,011	21,139	22,176
Marketing and administrative	44,169	45,220	90,546	92,160
Corporate and development	8,276	6,986	15,478	14,629
Preopening expenses	—	—	597	—
Transaction expenses	3,413	—	3,413	—
Depreciation and amortization	17,452	17,923	34,659	34,833
Total operating expenses	177,229	176,803	356,696	358,396
Operating income	21,333	23,651	47,512	50,286

Interest expense	(16,797)	(17,004)	(33,390)	(34,445)
Interest income	78	79	155	158
Loss on early extinguishment of debt	—	—	—	(2,966)
Income from continuing operations before income taxes	4,614	6,726	14,277	13,033
Income tax benefit (provision)	17,751	(892)	16,732	(1,743)
Income from continuing operations	22,365	5,834	31,009	11,290
Income from discontinued operations, net of income taxes	1,345	5,616	3,015	3,304
Net income	$23,710	$11,450	$34,024	$14,594

Income per common share-basic:
Income from continuing operations	$0.54	$0.14	$0.75	$0.28
Income from discontinued operations, net of income taxes	0.03	0.14	0.07	0.08
Net income	$0.57	$0.28	$0.82	$0.36

Income per common share-dilutive:
Income from continuing operations	$0.54	$0.14	$0.75	$0.27
Income from discontinued operations, net of income taxes	0.03	0.14	0.07	0.08
Net income	$0.57	$0.28	$0.82	$0.35

Weighted average basic shares	41,311,259	40,697,797	41,287,311	40,639,301
Weighted average diluted shares	41,592,045	41,426,375	41,514,462	41,341,575

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

(Unaudited)

	October 23,	April 24,
	2016	2016
ASSETS
Current assets:
Cash and cash equivalents	$53,927	$62,126
Restricted cash	22,172	461
Marketable securities	19,023	19,338
Accounts receivable, net	9,677	12,484
Inventory	5,631	5,580
Prepaid expenses and other assets	13,907	10,545
Assets held for sale	138,671	2,361
Total current assets	263,008	112,895
Property and equipment, net	815,532	810,450
Other assets:
Goodwill	79,776	79,776
Other intangible assets, net	31,819	32,237
Deferred financing costs, net	2,842	3,777
Restricted cash and investments	9,869	9,819
Prepaid deposits and other	4,716	4,996
Deferred income taxes	794	1,144
Long-term assets held for sale	—	139,130
Total assets	$1,208,356	$1,194,224

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$83	$80
Accounts payable	21,630	27,432
Accrued liabilities:
Payroll and related	31,992	34,743
Property and other taxes	21,063	18,814
Income taxes payable	50	123
Interest	14,485	14,678
Progressive jackpots and slot club awards	14,550	13,705
Deferred proceeds for assets held for sale	22,000	—
Other	24,878	20,646
Liabilities related to assets held for sale	8,347	7,326
Total current liabilities	159,078	137,547
Long-term debt, less current maturities and net deferred financing costs	887,399	911,688
Deferred income taxes	21,929	37,902
Other accrued liabilities	17,416	17,557
Other long-term liabilities	13,912	13,912
Stockholders’ equity:
Preferred stock, $.01 par value; 2,000,000 shares authorized; none issued	—	—
Common stock, $.01 par value; 60,000,000 shares authorized; shares issued: 42,066,148 at October 23, 2016 and at April 24, 2016	421	421
Class B common stock, $.01 par value; 3,000,000 shares authorized; none issued	—	—
Additional paid-in capital	239,540	244,472
Retained earnings (deficit)	(121,674)	(152,868)
	118,287	92,025
Treasury stock, 710,846 shares at October 23, 2016 and 1,300,955 shares at April 24, 2016	(9,665)	(16,407)
Total stockholders’ equity	108,622	75,618
Total liabilities and stockholders’ equity	$1,208,356	$1,194,224

Isle of Capri Casinos, Inc.

Supplemental Data - Net Revenues

(unaudited, in thousands)

	Three Months Ended		Six Months Ended
	October 23,	October 25,	October 23,	October 25,
	2016	2015	2016	2015
Colorado
Black Hawk	$31,695	$33,598	$64,076	$68,004

Florida
Pompano	37,473	38,526	78,061	80,424

Iowa
Bettendorf	20,993	18,478	40,169	36,470
Waterloo	20,969	21,558	42,787	43,601
Iowa Total	41,962	40,036	82,956	80,071

Mississippi
Lula	10,975	12,167	22,996	25,114
Vicksburg	7,458	6,913	15,720	14,500
Mississippi Total	18,433	19,080	38,716	39,614

Missouri
Boonville	19,377	18,865	39,057	39,203
Cape Girardeau	15,318	15,028	30,806	29,509
Caruthersville	8,237	8,194	17,058	16,616
Kansas City	16,982	17,485	34,660	35,764
Missouri Total	59,914	59,572	121,581	121,092

Pennsylvania
Nemacolin	9,027	9,625	18,757	19,441

Property Net Revenues before Other	198,504	200,437	404,147	408,646
Other	58	17	61	36
Net Revenues from Continuing Operations	$198,562	$200,454	$404,208	$408,682

Isle of Capri Casinos, Inc.

Reconciliation of Operating Income (Loss) to Adjusted EBITDA

(unaudited, in thousands)

	Three Months Ended October 23, 2016
	Operating Income (Loss)	Depreciation and Amortization	Stock-Based Compensation	Other	Adjusted EBITDA
Black Hawk, Colorado	$6,586	$2,382	$6	$—	$8,974

Pompano, Florida	4,815	1,802	6	—	6,623

Bettendorf, Iowa	3,893	3,184	7	(997)	6,087
Waterloo, Iowa	5,604	1,235	7	—	6,846
Iowa Total	9,497	4,419	14	(997)	12,933

Lula, Mississippi	680	1,546	6	—	2,232
Vicksburg, Mississippi	843	899	8	—	1,750
Mississippi Total	1,523	2,445	14	—	3,982

Boonville, Missouri	5,880	1,211	6	—	7,097
Cape Girardeau, Missouri	1,040	2,576	7	—	3,623
Caruthersville, Missouri	1,506	617	2	—	2,125
Kansas City, Missouri	3,177	1,035	7	—	4,219
Missouri Total	11,603	5,439	22	—	17,064

Nemacolin, Pennsylvania	(790)	696	—	—	(94)
Total Operating Properties	33,234	17,183	62	(997)	49,482
Corporate and Other	(11,901)	269	1,625	3,413	(6,594)
Total	$21,333	$17,452	$1,687	$2,416	$42,888

	Three Months Ended October 25, 2015
	Operating Income (Loss)	Depreciation and Amortization	Stock-Based Compensation	Other	Adjusted EBITDA
Black Hawk, Colorado	$7,765	$2,162	$14	$—	$9,941

Pompano, Florida	4,713	2,558	14	—	7,285

Bettendorf, Iowa	2,125	2,690	7	—	4,822
Waterloo, Iowa	5,331	1,302	6	—	6,639
Iowa Total	7,456	3,992	13	—	11,461

Lula, Mississippi	1,339	1,294	4	—	2,637
Vicksburg, Mississippi	385	884	7	—	1,276
Mississippi Total	1,724	2,178	11	—	3,913

Boonville, Missouri	5,779	1,058	13	—	6,850
Cape Girardeau, Missouri	263	2,905	5	—	3,173
Caruthersville, Missouri	1,412	614	5	—	2,031
Kansas City, Missouri	2,963	954	6	—	3,923
Missouri Total	10,417	5,531	29	—	15,977

Nemacolin, Pennsylvania	(1,022)	1,068	1	—	47
Total Operating Properties	31,053	17,489	82	—	48,624
Corporate and Other	(7,402)	434	1,602	—	(5,366)
Total	$23,651	$17,923	$1,684	$—	$43,258

Isle of Capri Casinos, Inc.

Reconciliation of Operating Income (Loss) to Adjusted EBITDA

(unaudited, in thousands)

	Six Months Ended October 23, 2016
	Operating Income (Loss)	Depreciation and Amortization	Stock-Based Compensation	Preopening and Other	Adjusted EBITDA
Black Hawk, Colorado	$13,095	$4,492	$16	$—	$17,603

Pompano, Florida	10,894	3,614	16	—	14,524

Bettendorf, Iowa	5,506	5,880	16	(400)	11,002
Waterloo, Iowa	11,507	2,459	15	—	13,981
Iowa Total	17,013	8,339	31	(400)	24,983

Lula, Mississippi	1,934	3,056	12	—	5,002
Vicksburg, Mississippi	2,208	1,799	15	—	4,022
Mississippi Total	4,142	4,855	27	—	9,024

Boonville, Missouri	12,090	2,457	15	—	14,562
Cape Girardeau, Missouri	2,021	5,140	14	—	7,175
Caruthersville, Missouri	3,178	1,303	6	—	4,487
Kansas City, Missouri	6,393	2,196	15	—	8,604
Missouri Total	23,682	11,096	50	—	34,828

Nemacolin, Pennsylvania	(1,875)	1,655	—	—	(220)
Total Operating Properties	66,951	34,051	140	(400)	100,742
Corporate and Other	(19,439)	608	2,856	3,413	(12,562)
Total	$47,512	$34,659	$2,996	$3,013	$88,180

	Six Months Ended October 25, 2015
	Operating Income (Loss)	Depreciation and Amortization	Stock-Based Compensation	Other	Adjusted EBITDA
Black Hawk, Colorado	$16,236	$4,401	$28	$—	$20,665

Pompano, Florida	10,555	4,457	28	—	15,040

Bettendorf, Iowa	4,298	4,955	17	—	9,270
Waterloo, Iowa	10,741	2,613	14	—	13,368
Iowa Total	15,039	7,568	31	—	22,638

Lula, Mississippi	3,120	2,564	10	—	5,694
Vicksburg, Mississippi	1,373	1,776	14	—	3,163
Mississippi Total	4,493	4,340	24	—	8,857

Boonville, Missouri	12,408	2,087	25	—	14,520
Cape Girardeau, Missouri	42	5,786	12	—	5,840
Caruthersville, Missouri	2,968	1,226	11	—	4,205
Kansas City, Missouri	6,192	1,945	15	—	8,152
Missouri Total	21,610	11,044	63	—	32,717

Nemacolin, Pennsylvania	(2,163)	2,132	30	—	(1)
Total Operating Properties	65,770	33,942	204	—	99,916
Corporate and Other	(15,484)	891	2,826	—	(11,767)
Total	$50,286	$34,833	$3,030	$—	$88,149

Isle of Capri Casinos, Inc.

Reconciliation of Income From Continuing Operations to Adjusted EBITDA

(unaudited, in thousands)

	Three Months Ended		Six Months Ended
	October 23,	October 25,	October 23,	October 25,
	2016	2015	2016	2015
Income from continuing operations	$22,365	$5,834	$31,009	$11,290
Income tax provision (benefit)	(17,751)	892	(16,732)	1,743
Interest income	(78)	(79)	(155)	(158)
Interest expense	16,797	17,004	33,390	34,445
Depreciation and amortization	17,452	17,923	34,659	34,833
Stock-based compensation	1,687	1,684	2,996	3,030
Transaction expense (3)	3,413	—	3,413	—
Gain on sale of Bettendorf vessel (4)	(997)	—	(997)	—
Preopening expense (4)	—	—	597	—
Loss on early extinguishment of debt	—	—	—	2,966
Adjusted EBITDA (1)	$42,888	$43,258	$88,180	$88,149

Isle of Capri Casinos, Inc.

Reconciliation of GAAP Income From Continuing Operations to Adjusted Income and
GAAP Income From Continuing Operations Per Share to Adjusted Income Per Share

(unaudited, in thousands)

	Three Months Ended		Six Months Ended
	October 23,	October 25,	October 23,	October 25,
	2016	2015	2016	2015

GAAP income from continuing operations	$22,365	$5,834	$31,009	$11,290
Transaction expenses (3)	3,413	—	3,413	—
Tax valuation allowance release	(19,552)	—	(19,552)	—
Gain on sale of Bettendorf vessel (4)	(997)	—	(997)	—
Preopening expense (4)	—	—	597	—
Loss on early extinguishment of debt	—	—	—	2,966
Adjusted income (2)	$5,229	$5,834	$14,470	$14,256

GAAP income from continuing operations per share	$0.54	$0.14	$0.75	$0.27
Transaction expenses (3)	0.08	—	0.08	—
Tax valuation allowance release	(0.47)	—	(0.47)	—
Gain on sale of Bettendorf vessel (4)	(0.02)	—	(0.02)	—
Preopening expense (4)	—	—	0.01	—
Loss on early extinguishment of debt	—	—	—	0.07
Adjusted income per share (2)	$0.13	$0.14	$0.35	$0.34

(1)         Adjusted EBITDA is “earnings from continuing operations before interest and other non-operating income (expense), income taxes, stock-based compensation, preopening expenses and depreciation and amortization.” Adjusted EBITDA is presented solely as a supplemental disclosure because management believes that it is 1) a widely used measure of operating performance in the gaming industry, 2) used as a component of calculating required leverage and minimum interest coverage ratios under our Senior Credit Facility and 3) a principal basis of valuing gaming companies. Management uses Adjusted EBITDA as the primary measure of the Company’s operating properties’ performance, and it is an important component in evaluating the performance of management and other operating personnel in the determination of certain components of employee compensation.  Adjusted EBITDA should not be construed as an alternative to operating income as an indicator of the Company’s operating performance, as an alternative to cash flows from operating activities as a measure of liquidity or as an alternative to any other measure determined in accordance with U.S. generally accepted accounting principles (GAAP).  The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in Adjusted EBITDA. Also, other gaming companies that report Adjusted EBITDA information may calculate Adjusted EBITDA in a different manner than the Company. A reconciliation of Adjusted EBITDA to income (loss) from continuing operations is included in the financial schedules accompanying this release.

Certain of our debt agreements use a similar calculation of “Adjusted EBITDA” as a financial measure for the calculation of financial debt covenants and includes add back of items such as gain on early extinguishment of debt, preopening expenses and non-cash stock compensation expense. Reference can be made to the definition of Adjusted EBITDA in the applicable debt agreements on file as Exhibits to our filings with the Securities and Exchange Commission.

(2)         Adjusted income (loss) is presented solely as a supplemental disclosure as this is one method management reviews and utilizes to analyze the performance of its core operating business.  For many of the same reasons mentioned above related to Adjusted EBITDA, management believes Adjusted income (loss) and Adjusted income (loss) per share are useful analytic tools as they enable management to track the performance of its core casino operating business separate and apart from factors that do not impact decisions affecting its operating casino properties, such as loss on early extinguishment of debt and preopening expenses.  Management believes Adjusted income (loss) and Adjusted income (loss) per share are useful to investors since these adjustments provide a measure of financial performance that more closely resembles widely used measures of performance and valuation in the gaming industry.  Adjusted income (loss) and adjusted income (loss) per share do not include the loss on early extinguishment of debt and preopening expenses.

(3)         On September 19, 2016, the Company entered into an agreement and plan of merger with Eldorado Resorts, Inc., whereby Eldorado will acquire all of the outstanding shares of the Company.  During the three months ended October 23, 2016, the Company incurred $3.4 million in transaction expenses associated with this agreement.

(4)         The Company had preopening expenses of $0.6 million in the six months ended October 23, 2016 related to the Bettendorf land-based casino which opened on June 24, 2016.  During the three months ended October 23, 2016, we sold the previous Bettendorf riverboat for a gain of $1.0 million.